UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2011

HealthWarehouse.com, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13117	22-2413505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7107 Industrial Road
Florence, Kentucky	41042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 618-0911

100 Commerce Blvd.
Cincinnati, Ohio 45140
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On August 3, 2011, HealthWarehouse.com, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with three affiliated accredited investors (the “Investors”) and sold shares of the Company’s $0.001 par value common stock (the “Common Stock”) to the Investors in a non-public offering under Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933.  Under the terms of the Purchase Agreement, the Company sold a total of 428,572 shares of its Common Stock to the Investors at $3.50 per share, for an aggregate price of approximately $1,500,000.  The Purchase Agreement contains customary representations and warranties about the Company and its business operations, and customary post-closing indemnification and other covenants.  The net proceeds from the sale of the Common Stock will be used by the Company to expand its online presence, upgrade its technology infrastructure, and pay existing indebtedness and accrued expenses, and for general working capital purposes.

On August 3, 2011, the Company and the Investors also entered into an Investor Rights Agreement (the “Rights Agreement”).  Under the Rights Agreement, the Investors have certain demand registration rights with respect to all Common Stock owned by the Investors (the “Registrable Securities”).  The demand registration rights are applicable after the earlier of November 8, 2013 or after the Common Stock is first listed or quoted on a national securities exchange.  Upon exercise of the demand registration rights, the Company will be obligated to prepare and file with the U.S. Securities and Exchange Commission a registration statement sufficient to permit the resale of the Registrable Securities.  The Investors also have customary “piggy-back” registration rights with respect to the Registrable Securities, and certain additional demand registration rights with respect to registration statements on Form S-3.  The Rights Agreement also contains certain customary negative and affirmative covenants relating to the Company taking certain actions.  The Rights Agreement also grants the Investors a right of first refusal to participate on a pro-rata basis in any future sale or offering of the Company’s equity securities, subject to certain customary exceptions.  The Rights Agreement also gives the Investors the right to designate one person to serve on the Company’s Board of Directors. The covenants, the right of first refusal, and the right to designate one director terminate on the first date on which the Investors hold less than 10% of the Company’s outstanding Common Stock.

The foregoing description of the Purchase Agreement and the Rights Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and the Rights Agreement, which are filed as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)
On August 3, 2011, our Board of Directors elected John C. Backus as a director of the Company.  Mr. Backus is a managing member of New Atlantic Venture Fund III, L.P.,  and New Atlantic Entrepreneur Fund III, L.P. and is a member of NAV Managers Fund, LLC, the Investors under the Purchase Agreement.

Under the Rights Agreement described in Item 1.01, the Investors have the right to designate one of the Company’s directors (the “Investor Director”) for so long as the Investors own at least 10% of the Company’s outstanding Common Stock.  The Investors have designated Mr. Backus as the initial Investor Director.

In connection with Mr. Backus’ election to the Board, on August 3, 2011, the Company and Mr. Backus entered into an Indemnification Agreement containing customary provisions indemnifying Mr. Backus against claims asserted against him in connection with his services as a director.  A copy of the Indemnification Agreement is filed as Exhibit 10.3 to this Current Report.

(e)	Not applicable.

(f)	Not applicable.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Securities Purchase Agreement dated August 3, 2011.

10.2	Investor Rights Agreement dated August 3, 2011.

10.3	Indemnification Agreement dated August 3, 2011.

99.1	Press Release dated August 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 5, 2011	HEALTHWAREHOUSE.COM, INC.

	By:	/s/ Lalit Dhadphale
Lalit Dhadphale
President and Chief Executive Officer